FREE WRITING PROSPECTUS Dated July 16, 2012	Filed Pursuant to Rule 433 Registration No. 333- 167044 Registration No. 333- 167044 -01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-866-884-2071.

Ally Master Owner Trust

Issuing Entity

Class A Fixed Rate Asset Backed Notes, Series 2012-4

Ally Wholesale Enterprises LLC

Depositor

Ally Bank

Sponsor

Ally Financial Inc.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated July 16, 2012 (the “Prospectus Supplement”) and a prospectus dated February 10, 2012 (the “Prospectus”), which describe the Series 2012-4 Class A notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Series 2012-4 Class A notes. This free writing prospectus is the “Ratings Free Writing Prospectus” referred to in the Series 2012-4 Indenture Supplement and the Underwriting Agreement (as defined in the Prospectus Supplement). Other than as set forth under the heading “Series 2012-4 Indenture Supplement” and unless the context indicates otherwise, capitalized terms in this Free Writing Prospectus that are not otherwise defined herein have the meanings given to them in the Prospectus Supplement and the Prospectus.

Ratings

We will not issue the Series 2012-4 Class A notes unless the Series 2012-4 Class A notes are rated in the highest rating category for long-term (AAA(sf)/AAAsf) obligations by Standard & Poor’s Ratings Services, or “Standard & Poor’s,” and Fitch, Inc., or “Fitch.”

Back-up Servicer

As described under “The Back-up Servicer” in the prospectus, the servicer may terminate the back-up servicer if, among other things, the back-up servicer ceases to have a specified long-term, unsecured debt rating from designated rating agencies. That specified rating is at least “BBB-” from Standard & Poor’s Rating Services or “Baa3” from Moody’s Investors Service, Inc.

Series 2012-4 Indenture Supplement

Solely for purposes of the Series 2012-4 Indenture Supplement, the following terms have the meanings set forth below.

“Consent Rating Agencies” means Standard & Poor’s.

“Notice Rating Agencies” means Fitch.

“Rating Agencies” means each of Standard & Poor’s and Fitch.

Underwriters for the Series 2012-4 Class A Notes:

BofA Merrill Lynch	Credit Agricole Securities	RBS